Exhibit 23.4

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT ACCOUNTANTS FOR NEENAH, INC.

We consent to the incorporation by reference in this Registration Statement No. 333-264676 on Form S-4 of our reports dated February 18, 2022 relating to the financial statements of Neenah, Inc. and the effectiveness of Neenah, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Neenah, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA

May 18, 2022